EXHIBIT 99.1

Vertical Branding, Inc. Announces Fourth Quarter and Fiscal Year 2007 Financial Results and Provides 2008 Sales Outlook

LOS ANGELES – April 1, 2008 — Vertical Branding, Inc. (OTC BB: VBDG), today announced fourth quarter and fiscal year 2007 financial results, and provided a sales forecast for fiscal year 2008.  Highlights include:

•

Fiscal year 2007 revenues of $36.3 million, a 57% increase over 2006; and

•

Company forecasts fiscal year 2008 sales to be $47 million to $50 million, representing 29% to 38% year over year top line growth

“We are proud of what we have accomplished in 2007 in what, by the end of the year, became a challenging environment in ways specific to our company and occurring in the marketplace generally,“ said Nancy Duitch, Chief Executive Officer of Vertical Branding, Inc.  “Our overall 2007 results show that our shift of emphasis to retail distribution has significantly strengthened our long—term potential and we experienced impressive sales growth relative to 2006.  Among other 2007 goals we achieved were improving the Company’s balance sheet and placing four hot—selling products into higher—volume retail distribution channels.”

Fourth Quarter and Fiscal Year 2007 Results

Revenues for the quarter and fiscal year ended December 31, 2007, were $5.8 million and $36.3 million respectively, a 45% decrease and 57% increase over comparable prior year periods.  The Company’s net loss for the quarter and fiscal year ended December 31, 2007, was $3.8 million and $3.4 million respectively, or $0.14 and $0.15 loss per diluted share.  This compares to prior year net income of $0.3 million for fourth quarter 2006, or $0.01 earnings per diluted share, and a net loss of $2.8 million for the fiscal year ended December 31, 2006, or $0.17 loss per diluted share.

Adjusted earnings before interest, tax, depreciation and amortization expenses (“Adjusted EBITDA”) for the quarter ended December 31, 2007 were a loss of approximately $1.1 million compared to earnings of $1 million for the fourth quarter of 2006.  Adjusted EBITDA for fiscal 2007 was approximately $1.8 million compared to a negative $1.2 million for the year ended December 31, 2006.

The financial results for the fourth quarter of fiscal 2007 were adversely impacted by approximately $2.0 million of non—recurring costs, including almost $0.9 million of charges associated with the bankruptcy of one of the Company’s warehouse and fulfillment vendors, as described in the previous quarter, as well as writedowns of assets from the AdSouth acquisition.  In addition, the Company recorded a $1.0 million valuation allowance for deferred tax assets.  These and the other items added back to net income to derive Adjusted EBITDA are reconciled to net income (loss) in the table below.

During the fourth quarter and for the year ended December 31, 2007, the Company consolidated its transactional marketing and retail distribution businesses into a single segment called consumer products.  This change reflects evolution of the manner in which management views and operates its consumer products business, with transactional marketing activities being used to leverage broader distribution, including traditional retail and international.

“Several factors impacted our fourth quarter results, some arising out of decisions we made in response to a changing environment and others that were unintended and/or unanticipated,” commented Nancy Duitch.  “The major factors include (i) our decision to forego the fourth quarter launch of certain products in development which had higher price points than we believed would attract consumers in a declining economic cycle, (ii) high cost of television media adversely impacting transactional marketing sales, (iii) lower than expected orders for our Zorbeez line of products due, in part, from late shipment of goods, (iv) ongoing bankruptcy—related costs related to a previous vendor, and (v) the write—down of certain assets inherited as part of the Adsouth acquisition.  We believe that the fourth quarter results, because of the foregoing circumstances and various measures and actions we have implemented and taken in response, are not indicative of future results as we look to continue in 2008 the growth and success that we achieved as a company in fiscal year 2007 as a whole.”

Fiscal Year 2008 Outlook

The Company expects fiscal year 2008 sales to be between $47—$50 million, representing 28% to 36% year over year top line growth.

Table reconciling Net Income (loss) to Adjusted EBITDA (dollars in thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income (loss) for the period	$(3,781)	$307	$(3,447)	$(2,757)
Interest expense, net	251	328	1,228	614
Provision for income taxes	1,021	46	1,047	53
Depreciation and amortization	314	240	1,240	561
Other charges	875	—	1,052	—
Non-cash stock based compensation	136	96	570	218
Legal settlement	120	—	120	—
Loss from discontinued operations	—	—	28	141
Adjusted EBITDA	$(1,064)	$1,017	$1,838	$(1,170)

Use of Non-GAAP Financial Measures

Adjusted EBITDA and equivalent loss figures cited in this press release are non-GAAP measures that are defined as net income or loss excluding the effects of interest, income taxes, depreciation and amortization expenses, non-cash stock-based compensation, discontinued operations and certain other specified items that we believe to be non-recurring.

Adjusted EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  The Company believes that Adjusted EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those or other investments, interest on debt and capital lease obligations, non-cash compensation expense and other non-recurring items that management does not believe are reflective of the underlying performance of the Company’s business operations.  Management uses Adjusted EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds Adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP.

Therefore, management uses Adjusted EBITDA in conjunction with U.S. GAAP earnings measures.  The Company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, they may allow for greater insight into the Company’s financial results.

Conference call and webcast information

Management of Vertical Branding, Inc. will hold a conference call to discuss financial results for the Company’s fourth quarter and fiscal year ended December 31, 2007.  The conference call will take place on Tuesday, April 1, 2008 at 4:30 p.m. ET (1:30 p.m. PT).

To participate in the event, please dial in as follows ten to fifteen minutes in advance to allow time for registration: dial 800-762-8795 if calling from within the United States; international callers should dial 480-248-5085. Please provide the passcode 3861061.

The event will also be available by way of a web link on the Company’s web site at http://www.verticalbranding.com, where a webcast archive of the call will be available for 90 days.

About Vertical Branding, Inc.

Vertical Branding is a consumer products company selling high-quality household, beauty and personal care products at affordable prices. The Company builds consumer awareness for its products and brands through direct response television, Internet and print advertising, with the goal of broader wholesale distribution to many of the country's largest retailers and drug chains as well as catalogs, home shopping channels and international distributors.  Vertical Branding develops its own proprietary products and brands and licenses the rights to other select products that pass its rigorous screening process. The Company's hottest-selling products and brands currently include Hercules Hook, ZorbEEZ, EZ Foldz Step Stool and StarMaker Cosmetics.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that such revenue predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update these forward-looking statements.

Contact:

Sean Collins

Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800 ext. 202

www.ccgir.com

5W Public Relations

Media Relations:

Alyssa Miller

(212) 584-4306

nsteinberg@5wpr.com

(financial tables follow)

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues
Consumer products	$5,668	$10,532	$35,658	$21,504
Real estate activities	177	177	683	1,605
Total revenues	5,845	10,709	36,341	23,109
Cost of sales	3,136	4,190	16,509	9,697
Gross profit	2,709	6,519	19,832	13,412

Operating expenses
Selling	2,046	4,266	11,982	10,732
General and administrative	2,009	1,362	6,836	4,135
Depreciation and amortization	314	240	1,240	561
Other charges	875	—	1,052	—
Total operating expenses	5,244	5,868	21,110	15,428

Income (loss) from operations	(2,535)	651	(1,278)	(2,016)

Other income (expense):
Interest expense, net	(251)	(328)	(1,228)	(614)
Minority voting interest in net loss of subsidiary	26	30	134	68
	(225)	(298)	(1,094)	(546)

Income (loss) from continuing operations before provision for income taxes	(2,760)	353	(2,372)	(2,562)
Provision for income taxes	1,021	46	1,047	53
Income (loss) from continuing operations	(3,781)	307	(3,419)	(2,615)

Loss from discontinued operations, net of taxes	—	—	(28)	(142)

Net Income (loss)	(3,781)	307	(3,447)	(2,757)
Preferred stock dividends	47	59	198	240
Net income (loss) applicable to common stockholders	$(3,828)	$248	$(3,645)	$(2,997)

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.14)	$0.01	$(0.15)	$(0.17)
Diluted earnings (loss) per common share	$(0.14)	$0.01	$(0.15)	$(0.17)

Number of weighted average shares used in computation of basic earnings (loss) per common share	26,883,634	21,258,459	23,689,377	17,918,381

Number of weighted average shares used in computation of diluted earnings (loss) per common share	26,883,634	21,675,343	23,689,377	17,918,381

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEET

	December 31,
	2007	2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$30	$105
Accounts receivable, net	3,387	2,582
Inventories	3,182	2,857
Other current assets	1,490	2,382
Total current assets	8,089	7,926
Office building, net	3,987	4,165
Other assets	5,071	5,646
Total assets	$17,147	$17,737

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of notes payable	$3,191	$2,630
Accounts payable, accrued expenses and other current liabilities	4,654	4,661
Total current liabilities	7,845	7,291
Notes payable and other liabilities	4,451	7,062
Total liabilities	12,296	14,353
Minority voting interest in subsidiary	528	580
Stockholders' equity	4,323	2,804
Total liabilities and stockholders' equity	$17,147	$17,737

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